                                                      EXHIBIT 23.1

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Evergreen Bancorp, Inc.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Evergreen Bancorp, Inc. of our report, dated
January 24, 1997, relating to the consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Evergreen Bancorp, Inc.

/s/ KPMG PEAT MARWICK LLP

Albany, New York
September 24, 1997